Exhibit 99.1

McDermott reports Third Quarter 2008 Results;
 Net Income of $85.6 million, $0.37 per fully diluted share

Project Deteriorations in Offshore Oil & Gas Construction offset
 Strong Performance in Power Generation Systems & Government Operations

HOUSTON--(BUSINESS WIRE)--November 5, 2008--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) today reported net income of $85.6 million, or $0.37 per diluted share, for the 2008 third quarter, compared to net income of $140.4 million, or $0.61 per diluted share, for the corresponding period in 2007. Weighted average common shares outstanding on a fully diluted basis were approximately 230.5 million and 228.9 million in the quarters ended September 30, 2008 and September 30, 2007, respectively.

McDermott’s revenues in the third quarter of 2008 were $1,664.9 million, an increase of 25.7 percent compared to $1,324.0 million in the corresponding period in 2007. Each of McDermott’s three segments grew revenues in the 2008 third quarter compared to the 2007 third quarter, led by a 39.9 percent increase in the Offshore Oil & Gas Construction segment.

The Company’s operating income was $92.0 million in the 2008 third quarter, compared to $155.2 million in the 2007 third quarter. A $44.4 million combined improvement from the Government Operations and Power Generation Systems segments was more than offset by a $107.8 million decline in the Offshore Oil & Gas Construction segment, primarily as a result of increased costs experienced and expected on three marine pipeline installation projects in Qatar.

“While I am pleased with the strong performance of our Power Generation Systems and Government Operations segments, clearly the overall results for McDermott are disappointing this quarter,” said John A. Fees, who became Chief Executive Officer of McDermott on October 1, 2008. “We have experienced continued deterioration, and are forecasting lower future productivity, on a number of Offshore Oil & Gas Construction contracts, primarily Middle East marine pipeline installation projects. We have spent significant time analyzing these projects, which is reflected in our revised project estimates. Our Offshore Oil & Gas Construction segment’s profitability over the next year will be affected by these projects, as we now expect to generate segment margins in the 6-8% range over the next 4-5 quarters. However, the overall market for new offshore projects in the oil & gas industry remains solid.”

At September 30, 2008, McDermott’s consolidated backlog was $9.4 billion, compared to $9.3 billion and $9.8 billion at September 30, 2007 and June 30, 2008, respectively.

RESULTS OF OPERATIONS

2008 Third Quarter Compared to 2007 Third Quarter

Offshore Oil & Gas Construction Segment

Revenues in the Offshore Oil & Gas Construction segment were $814.7 million in the 2008 third quarter, compared to $582.2 million for the same period a year ago. The year-over-year increase in revenues resulted from increased activities in the Middle East and Asia Pacific regions, partially offset by reduced activities in the Caspian region.

Segment loss for the 2008 third quarter was $19.7 million, compared to segment income of $88.1 million in the 2007 third quarter. The 2008 third quarter loss is attributable to recognizing approximately $90 million of contract losses on the expected costs to complete various projects, primarily in the Middle East region. These losses derived from revised cost estimates due to lower experienced and forecasted productivity, combined with increased downtime and third-party costs, primarily on the Middle East marine pipeline installation projects.

At September 30, 2008, segment backlog was $5.0 billion, compared to backlog of $4.9 billion and $5.3 billion at September 30, 2007 and June 30, 2008, respectively.

Power Generation Systems Segment

Revenues in the Power Generation Systems segment for the third quarter of 2008 were $631.0 million, compared to $567.2 million in the third quarter of 2007. The increase in revenues resulted primarily from a higher level of retrofit activity on existing facilities, nuclear service activities, and replacement part sales.

Segment income for the 2008 third quarter was $84.4 million, compared to $49.4 million in the 2007 third quarter. Major activities contributing to third quarter 2008 segment income include the supply and construction of new boilers and environmental equipment, including contract improvements and close-outs, retrofit projects of existing facilities, and related parts and services.

At September 30, 2008, segment backlog was $2.8 billion, compared to backlog of $3.0 billion and $3.0 billion at September 30, 2007 and June 30, 2008, respectively.

Government Operations Segment

Revenues in the Government Operations segment were $222.4 million in the 2008 third quarter, compared to $177.2 million for the same period a year ago. The improvement was primarily due to increased volumes and procurement activity in the manufacture of nuclear components for certain U.S. Government programs, and higher levels of nuclear components for a commercial uranium enrichment project.

Segment income for the 2008 third quarter was $34.6 million, compared to $25.2 million in the 2007 third quarter. Major items contributing to third quarter 2008 segment income include the manufacture of nuclear components for certain U.S. Government programs, the manufacture of nuclear components for a commercial uranium enrichment project, and the management and operations of various U.S. Government sites.

At September 30, 2008, segment backlog was $1.6 billion, compared to backlog of $1.4 billion and $1.5 billion at September 30, 2007 and June 30, 2008, respectively.

Corporate & Other Income and Expense

Unallocated corporate expenses were $7.3 million in the 2008 third quarter, compared to $7.6 million in the 2007 third quarter. The Company’s other income for the third quarter of 2008 was $7.9 million, compared to $13.6 million in the third quarter of 2007, due to a year-over-year decline in interest income.

Comments on Global Financial Markets

“McDermott is well-positioned in the current credit and financial markets and our end-markets remain active based upon the long-term worldwide demand for energy,” continued Mr. Fees. “Our backlog does not appear to be contingent upon customers obtaining additional credit for their projects, and there have been no material discussions regarding customer delays or cancellations of existing projects. We are also not aware of any material customer, vendor or supplier that is unable to fulfill their obligations to us due to lack of credit availability. During this time, however, we view liquidity as paramount. We have a strong cash balance available to the Company and committed credit facilities with several years until maturity.”

OTHER INFORMATION

About the Company

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

Forward Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company’s actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, our forecasts regarding productivity, costs and gross margins on Offshore Oil & Gas Construction projects, and our belief that we are well positioned in the financial and credit markets. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate, further deteriorations in financial or credit markets, our inability to successfully execute on contracts in backlog or changes in the scope or timing of contracts in backlog, and adverse outcome of liquidated damage relief negotiations. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2007.

Conference Call to Discuss Third Quarter 2008 Earnings Release
Date:	Thursday, November 6, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT)
Live Webcast:	Investor Relations section of Web site at www.mcdermott.com
Replay:	Available for two weeks in the investor relations section of www.mcdermott.com

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except shares and per share amounts)

Revenues	$1,664,851	$1,324,018	$4,907,923	$4,105,594

Costs and Expenses:
Cost of operations	1,445,749	1,067,437	4,067,181	3,278,055
(Gain) loss on asset disposals – net	138	(630)	(11,322)	(2,380)
Selling, general and admini-strative expenses	139,512	114,538	404,298	327,525
Total Costs and Expenses	1,585,399	1,181,345	4,460,157	3,603,200

Equity in Income of Investees	12,521	12,477	32,443	27,026

Operating Income	91,973	155,150	480,209	529,420

Other Income (Expense):
Interest income	7,001	17,272	29,541	45,411
Interest expense	(1,850)	(3,476)	(5,749)	(18,431)
Other income (expense) – net	2,718	(205)	552	(5,050)
Total Other Income	7,869	13,591	24,344	21,930

Income before Provision for Income Taxes	99,842	168,741	504,553	551,350

Provision for Income Taxes	14,271	28,333	118,253	103,507

Net Income	$85,571	$140,408	$386,300	$447,843

Earnings per Share:
Basic	$0.38	$0.63	$1.70	$2.01
Diluted	$0.37	$0.61	$1.68	$1.96

Shares used in the computation of earnings per share:
Basic	227,440,858	224,480,807	226,645,175	222,944,800
Diluted	230,463,651	228,865,885	230,328,423	228,402,589

McDERMOTT INTERNATIONAL, INC. SELECTED SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands)
REVENUES
Offshore Oil and Gas Construction	$814,701	$582,168	$2,332,918	$1,712,414
Government Operations	222,434	177,215	638,792	506,340
Power Generation Systems	630,955	567,173	1,945,324	1,896,178
Adjustments and Eliminations	(3,239)	(2,538)	(9,111)	(9,338)
TOTAL	$1,664,851	$1,324,018	$4,907,923	$4,105,594

SEGMENT INCOME (LOSS)
Offshore Oil and Gas Construction	$(19,686)	$88,143	$131,248	$300,402
Government Operations	34,551	25,207	115,004	89,635
Power Generation Systems	84,449	49,376	266,692	168,204
Corporate	(7,341)	(7,576)	(32,735)	(28,821)
OPERATING INCOME	$91,973	$155,150	$480,209	$529,420

EQUITY IN INCOME (LOSS) OF INVESTEES (1)
Offshore Oil and Gas Construction	$(921)	$(1,082)	$(2,671)	$(2,938)
Government Operations	7,966	6,615	27,513	19,607
Power Generation Systems	5,476	6,944	7,601	10,357
TOTAL	$12,521	$12,477	$32,443	$27,026

DEPRECIATION & AMORTIZATION (1)
Offshore Oil and Gas Construction	$19,765	$21,997	$60,769	$37,056
Government Operations	5,585	5,259	16,811	13,633
Power Generation Systems	5,672	5,071	16,567	15,564
Corporate	320	279	912	855
TOTAL	$31,342	$32,606	$95,059	$67,108

CAPITAL EXPENDITURES
Offshore Oil and Gas Construction	$54,982	$46,761	$149,528	$136,929
Government Operations	2,554	2,859	8,484	7,732
Power Generation Systems	7,988	10,467	20,705	31,269
Corporate	3,467	5,697	10,667	5,873
TOTAL	$68,991	$65,784	$189,384	$181,803

BACKLOG
Offshore Oil and Gas Construction	$4,955,818	$4,905,011	$4,955,818	$4,905,011
Government Operations	1,641,969	1,366,905	1,641,969	1,366,905
Power Generation Systems	2,834,049	3,048,323	2,834,049	3,048,323
TOTAL	$9,431,836	$9,320,239	$9,431,836	$9,320,239

(1) Included in Segment Income Above

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ASSETS

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)

Current Assets:
Cash and cash equivalents	$614,348	$1,001,394
Restricted cash and cash equivalents	68,517	64,786
Investments	226,792	300,092
Accounts receivable – trade, net	734,617	770,024
Accounts and notes receivable – unconsolidated affiliates	4,134	2,303
Accounts receivable – other	126,083	116,744
Contracts in progress	294,414	194,292
Inventories	120,127	95,208
Deferred income taxes	77,582	160,783
Other current assets	66,275	51,874

Total Current Assets	2,332,889	2,757,500

Property, Plant and Equipment	2,151,980	2,004,138
Less accumulated depreciation	(1,147,745)	(1,090,400)

Net Property, Plant and Equipment	1,004,235	913,738

Investments	298,104	162,069

Goodwill	175,144	158,533

Deferred Income Taxes	120,059	134,292

Investments in Unconsolidated Affiliates	82,116	62,241

Other Assets	246,338	223,113

TOTAL	$4,258,885	$4,411,486

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS LIABILITIES AND STOCKHOLDERS' EQUITY

	September 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)

Current Liabilities:
Notes payable and current maturities of long-term debt	$9,331	$6,599
Accounts payable	472,602	455,659
Accrued employee benefits	255,870	343,812
Accrued liabilities – other	218,308	175,557
Accrued contract cost	97,964	93,281
Advance billings on contracts	1,044,409	1,463,223
Accrued warranty expense	109,638	101,330
Income taxes payable	57,380	57,071

Total Current Liabilities	2,265,502	2,696,532

Long-Term Debt	6,007	10,609

Accumulated Postretirement Benefit Obligation	90,337	96,253

Self-Insurance	84,815	82,525

Pension Liability	73,964	188,748

Other Liabilities	154,334	169,814

Commitments and Contingencies

Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 233,620,079 and 231,722,659 shares at September 30, 2008 and December 31, 2007, respectively	233,620	231,723
Capital in excess of par value	1,191,712	1,145,829
Retained earnings	521,589	135,289
Treasury stock at cost, 5,842,014 and 5,852,248 shares at September 30, 2008 and December 31, 2007, respectively	(63,045)	(63,903)
Accumulated other comprehensive loss	(299,950)	(281,933)

Total Stockholders’ Equity	1,583,926	1,167,005

TOTAL	$4,258,885	$4,411,486

McDERMOTT INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2008	2007
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$386,300	$447,843
Non-cash items included in net income:
Depreciation and amortization	95,059	67,108
Income of investees, less dividends	(12,592)	(10,196)
Gains on asset disposals – net	(11,322)	(2,380)
Provision for deferred taxes	87,512	73,485
Amortization of pension and postretirement costs	28,424	38,061
Excess tax benefits from FAS 123(R) stock-based compensation	(6,404)	(27,234)
Other, net	34,922	27,954
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	21,412	(129,353)
Income tax receivable	10,666	262,185
Net contracts in progress and advance billings on contracts	(516,623)	287,980
Accounts payable	19,544	46,522
Income taxes	(5,335)	(22,514)
Accrued and other current liabilities	57,586	47,003
Pension liability, accumulated postretirement benefit obligation and accrued employee benefits	(207,672)	(116,827)
Other, net	(88,562)	(30,359)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(107,085)	959,278
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in restricted cash and cash equivalents	(3,731)	8,379
Purchases of property, plant and equipment	(189,384)	(181,803)
Acquisition of businesses, net of cash acquired	(33,731)	(334,457)
Net increase in available-for-sale securities	(70,992)	(106,151)
Proceeds from asset disposals	12,023	4,582
Other, net	(2,029)	(2,016)
NET CASH USED IN INVESTING ACTIVITIES	(287,844)	(611,466)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt	(4,660)	(255,629)
Increase in short-term borrowing	2,920	-
Issuance of common stock	8,069	12,683
Payment of debt issuance costs	(1,611)	(3,468)
Excess tax benefits from FAS 123(R) stock-based compensation	6,404	27,234
Other, net	-	4
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	11,122	(219,176)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(3,239)	6,120
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(387,046)	134,756
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,001,394	600,843
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$614,348	$735,599

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amount capitalized)	$5,967	$23,896
Income taxes (net of refunds)	$49,193	$(223,285)

CONTACT:
McDermott Investor Relations & Corporate Communications
Vice President
Jay Roueche, 281-870-5462
jroueche@mcdermott.com
or
Director
Robby Bellamy, 281-870-5165
rbellamy@mcdermott.com